Exhibit 99.1

LIZ CLAIBORNE INC. NAMES GEORGE CARRARA

EXECUTIVE VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND

CHIEF OPERATING OFFICER

Robert Vill promoted to Senior Vice President, Finance and Treasurer

New York, NY, March 13, 2012: Liz Claiborne Inc. (NYSE:LIZ) today announced the appointment of George Carrara Executive Vice President, Chief Financial Officer and Chief Operating Officer, effective April 2, 2012. In this position, Mr. Carrara will oversee Finance, Global Operations and Information Technology. He will report to William L. McComb, Chief Executive Officer, Liz Claiborne Inc.

Commenting on the announcement, Mr. McComb said: “George has tremendous experience leading Finance and Operations in a multi-channel apparel company. His industry experience, coupled with his value system and his reputation for delivering results make him an excellent fit for our company. As we tackle our systems and operating costs, it makes sense for George to take the position of Chief Operating Officer as well. He has had that combined experience before and has excelled.”

Mr. Carrara said: “I have been following the Company’s progress, and I am thrilled at the opportunity to help guide Liz Claiborne Inc. into the growth phase of its transformation. I am eager to work with the team that is in place and take this company forward to future success.”

Most recently, Mr. Carrara was Chief Operating Officer at Tommy Hilfiger North America. He started at Tommy Hilfiger in 1999 as Vice President, Chief Financial Officer for the Jeans division and held positions of increasing responsibility until the sale of the company to PVH in 2011. Prior to his stint at Tommy Hilfiger, Mr. Carrara was Chief Financial/Operating Officer for Mirage Apparel Group, a licensee of Guess, the NFL and MLB. He began his career in the Entrepreneurial Services & Consumer Product Groups at Price Waterhouse and is a Certified Public Accountant.

The Company also announced the promotion of Robert Vill to Senior Vice President, Finance and Treasurer, effective April 2, 2012. Mr. Vill will serve as Interim Chief Financial Officer starting March 16, 2012. Upon Mr. Carrara’s start at Liz Claiborne Inc., Mr. Vill will report to him and continue to serve as Corporate Treasurer and head Investor Relations.

Mr. Vill joined the company as Vice President, Treasury and Investor Relations in April 1999 and has held various financial positions since.  From 2005 through 2007, he also had responsibility for divisional finance. In 1998, immediately prior to joining the Company, Mr. Vill was Vice President, Finance for Hanover Direct.  Prior to that, he held numerous positions during his seven year tenure at Saks Fifth Avenue, ultimately serving as Vice President-Treasurer.

About Liz Claiborne Inc.

Liz Claiborne Inc. designs and markets a portfolio of retail-based, premium, global lifestyle brands including Juicy Couture, kate spade, and Lucky Brand. In addition, the Adelington Design Group, a private brand jewelry design and development division will continue to market brands through department stores as well as serve jcpenney via an exclusive supplier agreements for Liz Claiborne and Monet jewelry lines and Kohl’s with an exclusive supplier agreement for Dana Buchman jewelry. The Company also has licenses for the Liz Claiborne New York brand, available at QVC and Lizwear, which is distributed through the Club Store channel. Liz Claiborne Inc. maintains an 18.75% stake in Mexx, a European and Canadian apparel and accessories retail-based brand. The Company anticipates that its name change to Fifth & Pacific Companies, Inc. and trading under its new stock symbol (NYSE: FNP) will become effective on or about May 15, 2012. Additional information and updates will also be posted on the new corporate website: www.fifthandpacific.com.